As Filed with the Securities and Exchange Commission on September 2, 2009

Registration No. 333-159882

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GASTAR EXPLORATION LTD.

(Exact Name of Registrant as Specified in Its Charter)

ALBERTA, CANADA	001-32714	98-0570897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 LAMAR STREET, SUITE 1080

HOUSTON, TEXAS 77010

(Address of principal executive offices)

(713) 739-1800

(Registrant’s telephone number, including area code)

GASTAR EXPLORATION LTD.

2006 LONG-TERM STOCK INCENTIVE PLAN

J. Russell Porter, Chairman, Chief Executive Officer and President

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080, Houston, Texas 77010

(713) 739-1800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

T. Mark Kelly

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

713-758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

EXPLANATORY NOTE – REVERSE STOCK SPLIT AND RESULTING DEREGISTRATION

OF A PORTION OF COMMON SHARES

On June 10, 2009 Gastar Exploration Ltd. (“Registrant”) filed a Registration Statement on Form S-8 bearing Registration No. 333-159882 (the “Registration Statement) in accordance with the requirements of Form S-8 under the Securities Act with the United States Securities and Exchange Commission (the “SEC”) to register 16,553,050 shares of its common stock (“Common Shares”) for issuance under the Registrant’s 2006 Long-Term Stock Incentive Plan (the “2006 Incentive Plan”).

These 16,553,050 Common Shares had previously been registered on the Registrant’s Registration Statement on Form S-8 bearing Registration No. 333-130867 (the “2002 Plan Registration Statement”) filed with the SEC to register a total of 25,000,000 Common Shares pursuant to the Registrant’s 2002 Stock Option Plan dated July 5, 2002, as amended February 14, 2004 (the “2002 Plan”). The Registrant also registered 5,000,000 Common Shares pursuant to the Registrant’s 2006 Long-Term Stock Incentive Plan, as amended (the “2006 Incentive Plan”) pursuant to a Registration Statement on Form S-8 bearing Registration No. 333-139112 (the “2006 Plan Registration Statement”) filed with the SEC. On June 4, 2009, the Registrant amended the 2006 Incentive Plan, as approved by the Registrant’s shareholders on June 4, 2009, effective as of April 1, 2009, to merge the 2002 Plan into the 2006 Incentive Plan, resulting in the cessation of the 2002 Plan. According to the terms of the amended 2006 Incentive Plan, any outstanding equity awards under the 2002 Plan will be made under the 2006 Incentive Plan, and all Common Shares previously reserved and available for issuance under the 2002 Plan, including any Common Shares subject to outstanding stock option awards previously granted under the 2002 Plan, were transferred to and reserved for issuance under the 2006 Incentive Plan. Accordingly, as of April 1, 2009, 10,660,250 Common Shares available for issuance pursuant to outstanding stock option grants and 5,892,800 Common Shares available for issuance pursuant to future grants under the 2002 Plan (the “Transferred Common Shares”) were transferred to the 2006 Plan Common Share Reserve.

In order to affect the transfer, the Registrant filed this Registration Statement to re-register those Transferred Common Shares. Contemporaneously with filing this Registration Statement, the Registrant also filed a Post-Effective Amendment No. 1 to the 2002 Plan Registration Statement to deregister the Transferred Shares.

On July 23, 2009, the Registrant filed an article of amendment to its Articles of Incorporation with the Registrar of Corporations of Alberta, Canada for the purpose of affecting a consolidation of the Registrant’s Common Shares on a basis of one (1) new Common Share for each five (5) Common Shares outstanding (the “1-for-5 Reverse Split”) to be effective as of August 3, 2009. Accordingly, and pursuant to Section 11 of the 2006 Incentive Plan relating to adjustments upon changes in capitalization, the purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (“Amendment No. 1”) is to proportionately reduce the number of Common Shares covered by this Registration Statement pursuant to Rule 416(b) of the Securities Act of 1933, as amended. As a result, as of August 3, 2009, on a post-reverse stock split basis, this Registration Statement now covers a maximum of 3,310,610 Common Shares.

The content of the Registration Statement is hereby incorporated by reference into this Amendment No. 1. Except to the extent specified above, the Registration Statement, as originally filed, is not amended or otherwise affected by this Amendment No. 1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

This Amendment No. 1 is filed in accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8. Except for such changes as are set forth herein, the content of the Registration Statement is incorporated by reference in this Amendment No. 1.

Item 8. Exhibits.

3.1	Articles of Amendment attached to and forming part of the Articles of Incorporation of Gastar Exploration Ltd., dated as of July 23, 2009 (incorporated herein by reference to Exhibit 3.1 to Gastar Exploration Ltd.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Gastar Exploration Ltd. certifies that it has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 2, 2009.

GASTAR EXPLORATION LTD. (Registrant)

By:	/s/ J. Russell Porter
J. Russell Porter Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ J. Russell Porter	Chairman of the Board, Chief Executive Officer and President, (Principal Executive Officer)	September 2, 2009

/s/ Michael A. Gerlich	Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 2, 2009

* John M. Selser Sr.	Director	September 2, 2009

* Robert D. Penner	Director	September 2, 2009

* John R. Rooney	Director	September 2, 2009

* By:	/s/ Michael A. Gerlich
Michael A. Gerlich Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Document
3.1	Articles of Amendment attached to and forming part of the Articles of Incorporation of Gastar Exploration Ltd., dated as of July 23, 2009 (incorporated herein by reference to Exhibit 3.1 to Gastar Exploration Ltd.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2009).